EXHIBIT 21


                               A.G. EDWARDS, INC.

                            REGISTRANT'S SUBSIDIARIES


   The following listing includes the registrant's directly-owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries which are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

                                                  State of
                                                  Incorporation/
Name of Company                                   Organization   Subsidary of
A.G. Edwards & Sons, Inc. (Edwards)                Delaware      Registrant
  The Ceres Investment Company                     Missouri      Edwards
  Indianapolis Historic Partners                   Indiana       Edwards
AGE Commodity Clearing Corp.                       Delaware      Registrant
A.G. Edwards Life Insurance Company                Missouri      Registrant
Edwards Development Corporation                    Missouri      Registrant
A.G. Edwards Trust Company (Missouri Trust)        Missouri      Registrant
  AGE Asset Management, Inc.                       Delaware      Missouri Trust
  A.G. Edwards Asset Performance Monitor, Inc.     Missouri      Missouri Trust
A.G. Edwards Trust Company                         New Jersey    Registrant
A.G. Edwards Trust Company                         Texas         Registrant
A.G. Edwards Trust Company                         Florida       Registrant
A.G.E. Properties, Inc. (Properties)               Missouri      Registrant
  A.G.E. Realty Corp.                              Missouri      Properties
  A.G.E. Redevelopment Corporation                 Missouri      Properties
GULL-AGE Capital Group, Inc.                       Delaware      Registrant
AGE Investments, Inc.                              Delaware      Registrant